Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of RegeneRx Biopharmaceuticals, Inc. of our report, dated March 2, 2021, which includes an explanatory paragraph related to RegeneRx Biopharmaceuticals Inc.’s ability to continue as a going concern, on our audits of the financial statements of RegeneRx Biopharmaceuticals, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K of RegeneRx Biopharmaceuticals, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Tysons, Virginia

August 16, 2021